Exhibit 99.1

FOR IMMEDIATE RELEASE	DATE: March 31, 2005

Propex Fabrics Inc. Announces Delay in Filing its Annual Report

Austell, Georgia — Propex Fabrics Inc. (the “Company”) today announced that it will require additional time to complete the appraisal and revaluation of its assets under purchase accounting in connection with the Company’s acquisition on December 1, 2004. Although such activities are required to be completed within one year after the acquisition, the Company has elected to include the final adjustments in its financial statements for the year ended December 31, 2004. As a result, it will be unable to file its annual report on Form 10-K by March 31, 2005, the deadline prescribed by the indenture governing its 10% senior notes due 2012 and the credit agreement governing its senior secured credit facility, but expects to cure such non-compliance well within the grace periods provided in both agreements. As a new registrant with the SEC, the Company’s first SEC reporting deadline is May 26, 2005.

The Company expects to release its earnings for the year ended December 31, 2004 and host an investor conference call within the next two weeks.

The Company is the world’s largest producer of primary and secondary carpet backing, and a leading manufacturer and marketer of polypropylene synthetic fabrics used in a variety of other industrial applications.

This news release includes forward-looking statements. Actual results could differ materially from those contemplated by such forward-looking statements as a result of any number of factors and uncertainties, many of which are beyond the control of the Company. Important factors that could cause actual results to differ materially from those in such forward-looking statements are enumerated in the Company’s registration statement filed with the Securities and Exchange Commission. Undue reliance should not be placed upon any forward-looking statements, and the Company undertakes no obligation to update those statements.